Press Release	Source: Signalife, Inc.

Signalife Completes $102 Million Financing
Monday August 20, 2007 ET

LOS ANGELES, Aug. 20 /PRNewswire-FirstCall/ -- Signalife, Inc. (Amex: SGN – News) has just released to the news wires that it has received American Stock Exchange Approval for up to $102 million in financing with Yorkville. Advisors, LLC through its YA Global Investments LP fund.

As part of the financing, Signalife has received immediate funding of $2 million through the sale of its common stock to YA Global Investments, and has also entered into a Standby Equity Distribution Agreement (SEDA) allowing Signalife, at its sole discretion upon effectiveness of a registration statement relating to the shares underlying the SEDA, to sale up to $100 million in additional common stock to YA Global Investments over the next three years.  The company shall now proceed forward with its newly constituted Board and immediate sales initiative.  The market should expect a status conference call from President and former FDA-head Lowell Harmison later this month or immediately after labor day.

When Dr. Harmison took the post, he promised immediate financing and he has delivered.

Commenting, Dr. Harmison said; “What a professional group of financiers we met with at Yorkville Advisors’ San Diego office.  Every ounce of their diligence centered around our revolutionary technology and the concomitant business evaluation.  They were on point, serious and they completely “get it” in all respects. We look forward to a successful tenure with them as we enter our commercialization phase and over the long term.”

About Signalife:

Signalife, Inc. is a life sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Signalife uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting.

Signalife is publicly traded on the American Stock Exchange under the symbol SGN. The website for the company is http://Signalife.com. Clear Data. Trusted Results.

Caution Regarding Forward-Looking Statements:

Statements in this release that are not strictly historical are "forward- looking" statements. Forward-looking statements involve known and unknown risks, which may cause Signalife's actual results in the future to differ materially from expected results. Factors which could cause or contribute to such differences include, but are not limited to, failure to complete the development and introduction of heart monitoring and other biomedical devices incorporating Signalife's technology, failure to obtain federal or state regulatory approvals governing heart monitoring and other biomedical devices incorporating Signalife's technology, inability to obtain physician, patient or insurance acceptance of for heart monitoring and other biomedical incorporating Signalife's technology, and the unavailability of financing to complete management's plans and objectives, including the development of heart monitoring and other biomedical incorporating Signalife's technology. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Signalife's filings with the Securities and Exchange Commission.

Source: Signalife, Inc.

Contact:

Kevin Kading

(212) 918-4606

kdng@prodigy.net